Exhibit 99.1

Contacts:

Sard Verbinnen & Co
Paul Kranhold/Ron Low
(415) 618-8750
Hugh Burns/Jamie Tully
(212) 687-8080
URS Corporation
H. Thomas Hicks
Vice President& Chief Financial Officer
(415) 774-2700

LYDIA H. KENNARD JOINS URS
BOARD OF DIRECTORS

SAN FRANCISCO, CA - August 1, 2007 - URS Corporation (NYSE: URS) today announced that Lydia H. Kennard has joined its Board of Directors, effective today. Ms. Kennard, who has served as a director on a number of large public company boards, joins the URS Board of Directors with more than 25 years of experience in the design, construction and aviation industries.

Commenting on Ms. Kennard’s election to the Board, Martin M. Koffel, URS Chairman and CEO, said: “We are very pleased to welcome Lydia Kennard to the URS Board of Directors. Ms. Kennard has a comprehensive understanding of our industry, gained through executive-level positions in both the public and private sectors. In addition, her extensive public company board experience will be a valuable asset to our Company and we look forward to her contributions to our Board.”

Said Ms. Kennard: “URS is a world-class engineering and professional services company, with a track record of successfully planning, designing and engineering complex programs and projects. I look forward to working with the Board and the management team to help URS capitalize on future growth opportunities in order to benefit stockholders.”

Ms. Kennard currently is a member of the Board of Directors of AMB Property Corporation, Indymac Bank, and Intermec Corporation. She also serves on the Board of Trustees of the Rand Corporation and is a member of the California Air Resources Board.

Ms. Kennard previously served as Executive Director of Los Angeles World Airports (LAWA), and in that capacity, oversaw four Los Angeles-area airports: Los Angeles International (LAX), Ontario International, Palmdale Regional, and Van Nuys airports. Prior to joining LAWA, she was president/principal-in-charge of KDG Development & Construction Consulting, a Los Angeles-based firm specializing in construction management for public and private sector clients. Earlier in her career, she was an associate lawyer at McKenna & Fitting.

Ms. Kennard, 53, earned a Bachelor of Arts degree from Stanford University, a Master’s degree from the Massachusetts Institute of Technology and a law degree from Harvard University.

About URS

URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, facilities, environmental, water/wastewater, industrial infrastructure and process, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 30,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).
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